Exhibit 10.2
MANNKIND CORPORATION
EMPLOYMENT AGREEMENT
This Employment Agreement is entered into by and between MannKind Corporation (“MannKind” or the “Company”), on behalf of itself, its owners, successors and assigns, and Peter C. Richardson (“Employee”).
          WHEREAS, the Company currently employs Employee in the position of Chief Scientific Officer; and
          WHEREAS, the Company and Employee previously entered into a written agreement regarding certain terms and conditions of employment, including provisions regarding termination and severance; and
          WHEREAS, the Company had decided to substantially alter Employee’s role in the Company; and
          WHEREAS, the Company and Employee desire to supersede all prior agreements regarding Employee’s compensation and termination, including, but not limited to the Executive Severance Agreement and the Change of Control Agreement, and to set forth the terms and conditions of Employee’s continued employment, termination and transition;
          It is therefore agreed by and between the parties:
          1. Position, Title and Grade Level: Employee will continue to hold the title of Chief Scientific Officer. Employee will report to Chief Executive Officer Alfred E. Mann. The Company reserves the right to alter Employee’s title if it chooses to hire a new Chief Scientific Officer. Employee shall retain his grade level during the Term of this Agreement.
          2. Duties and Responsibilities:
               a. Employee will be primarily responsible for leading the Company’s oncology research group located in Valencia, California. Employee will devote as much of his time as is necessary to properly supervise and lead these efforts. It is anticipated that Employee will be present in the Valencia facility at least once per month during the term of this Agreement. Employee may receive reasonable additional duties and special assignments as determined by the Chief Executive Officer.
               b. Employee will no longer have other duties and responsibilities, and will no longer maintain a dedicated office in the Company’s New Jersey facilities. Employee will not be a member of the Company’s

Executive Leadership Team (“ELT”). Employee acknowledges that this represents a material change in his job duties.
               c. During any period of time that the Employee remains in the employ of the Company, and excluding any periods of paid time-off to which the Employee is entitled, the Employee will devote all his productive time, ability, attention, and effort to the business and affairs of the Company and the discharge of the responsibilities assigned to him hereunder.
               d. It shall not be a violation of this Agreement for the Employee to (a) serve on corporate, civic or charitable boards or committees, (b) deliver lectures, fulfill speaking engagements or teach at educational institutions, (c) manage personal investments, or (d) engage in activities permitted by the policies of the Company or as specifically permitted by the Company, so long as such activities do not significantly interfere with the full time performance of the Employee’s responsibilities in accordance with this Agreement. It is expressly understood and agreed that to the extent any such activities have been conducted by the Employee prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) during the Term shall not thereafter be deemed to interfere with the performance of the Employee’s responsibilities to the Company. It shall not be a violation of this Agreement for the Employee to spend reasonable time seeking an alternative position, including time for necessary travel and meetings.
          3. Term: The Company agrees to maintain Employee’s status as an employee for twenty four (24) months from the initial date of this Agreement (the “Term”). Upon the expiry of the Term, this Agreement shall terminate and Employee shall not remain employed and shall not receive salary continuation payments unless Employee and the Company agreed no later than eighteen (18) months from the initial date of this Agreement to extend the Term.
          4. Termination: Subject to the conditions set forth herein, the Company may terminate this Employee’s employment under this Agreement at any time during the Term, with or without additional cause, reason or advance notice.
          5. Salary Continuation And Severance
If during the Term the Company terminates Employee’s employment other than for Cause, Employee shall be entitled to:
a.	Payment of the following accrued obligations (the “Accrued Obligations”) which shall occur on the Employee’s last date of employment (“Date of Termination”):

(i)	Employee’s then current annual base salary through the Date of Termination to the extent not theretofore paid; and

(ii)	Payment as follows:
(a)	if the performance criteria for earning the annual bonus for the full fiscal year of termination have been fully satisfied as of the Date of Termination (excluding any requirement that the Employee be employed by the Company at the end of the fiscal year), the product of (x) the amount of the annual bonus for that year and (y) a fraction the numerator of which is the number of days in the current fiscal year through the Date of Termination and the denominator of which is three hundred sixty-five (365);

(b)	if the performance criteria for earning the annual bonus for the full fiscal year of termination have not been fully satisfied as of the Date of Termination then no bonus shall be deemed earned. Employee shall not be entitled to any pro-rata or partial bonus.
b.	If the Date of Termination occurs prior to the expiry of the Term, the Company shall continue to pay Employee’s annual base salary in accordance with the Company’s regular payroll processes so that Employee will receive his salary for a total of twenty four (24) months from the initial date of this Agreement.

c.	If the Date of Termination occurs prior to the expiry of the Term, so that Employee will have coverage for a total of twenty four (24) months after the initial date of this Agreement or until the Employee qualifies for comparable medical and dental insurance benefits from another employer, whichever occurs first, the Company shall pay the Employee’s premiums for:
(i)	health insurance benefit continuation for the Employee and his family members, if applicable, that the Company provides to the

Employee under the provisions of the federal Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), to the extent that the Company would have paid such premiums had the Employee remained employed by the Company (such continued payment is hereinafter referred to as “COBRA Continuation”); and

(ii)	additional health coverage (such as Exec-U-Care), life, accidental death and disability and other insurance programs for the Employee and his family members, if applicable, to the extent Employee was eligible for such programs and such programs existed on the Date of Termination.
d.	The specified period of time under any equity grant, agreement or plan in which any outstanding, vested stock option issued to the Employee is deemed to terminate after the termination of employment shall be extended until eighteen (18) months after the Date of Termination, except that nothing herein shall extend any such vested option beyond its original term or shall affect its termination for any reason other than termination of employment.

e.	Employee’s entitlement to any and all compensation and benefits under the foregoing Sections 5.b, c, d and e, is expressly conditioned on Employee’s execution and delivery to the Company (and the expiration of any revocation period) of a general release and settlement agreement substantially in the form of Exhibit B hereto (“Release Part II”) within the time period set forth therein (but in no event later than twenty-one (21) days after the Date of Termination), which shall be material to the Company’s obligation to provide any such compensation and benefits.
          6. Salary: During the Term, unless terminated in accordance with the terms of this Agreement, the Company will pay Employee his current annual salary of $412,000.16, paid in accordance with the Company’s standard payroll procedures. Employee will not be eligible for any salary increase or decrease during the Term.
          7. Bonus: Employee will be eligible for a bonus for calendar years 2011 and 2012 based upon individually designated goals and objectives, in accordance with the Company’s Discretionary Bonus Plan for executives. Employee will not be eligible for any bonus for the partial year worked, if any, in 2013. Employees bonus target shall be 35% based upon meeting these goals and objectives at a 100% level.
          8. Expenses: The Company will reimburse Employee for all business expenses associated with the performance of his duties under this Agreement, including coach airfare associated with business travel. During the Term, unless terminated in accordance with the terms of this Agreement, the Company will maintain Employee’s car allowance at its current level.
          9. Severance: Other than as set forth herein, Employee will not be eligible for any severance or other payments. Employee expressly acknowledges that this Agreement is in lieu of the Executive Severance Agreement previously signed by Employee and the Company.
          10. Medical Benefits: Employee will receive Company sponsored medical benefits during the term of this Agreement. As set forth in Paragraph 5.c of this Agreement, if the Company terminates Employee’s employment prior to expiry of the Term, the Company will reimburse Employee for the cost of COBRA benefits for a period not to exceed twenty four (24) months from the initial date of this Agreement. Thereafter, the Company will have no obligation to provide medical benefits or reimburse Employee for the costs of COBRA.
          11. Termination For Cause: The Company may terminate Employee’s employment for cause at any point during the Term. If the Company terminates Employee for cause, all obligations to pay salary, bonus or medical benefits shall cease.
For purposes of this Agreement, termination of the Employee’s employment shall be for “Cause” if it is for any of the following:
a.	A refusal to carry out any material lawful duties of the Employee or any directions or instructions of the Board or Executive Leadership Team of the Company reasonably consistent with those duties;

b.	The Employee’s gross negligence, willful misconduct or breach of his fiduciary duty to the Company;

c.	Failure to perform satisfactorily any lawful duties of the Employee or any directions or instructions of the Board or senior management reasonably consistent with those duties; provided, however, that the Employee has been given notice and has failed to correct any such failure within ten (10) days thereafter (unless any such correction by its nature cannot be done in ten (10) days, in which event the Employee will have a reasonable time to correct failures), and provided further that the Company shall have no obligation to give notice and the Employee will have no such opportunity to correct more than two times in any twelve (12) calendar month period;

d.	Violation by the Employee of a local, state or federal law involving the commission of a crime, other than minor traffic violations, or any other criminal act involving moral turpitude;

e.	Current abuse by the Employee of alcohol or controlled substances; deception, fraud, misrepresentation or dishonesty by the Employee; or any incident materially compromising the Employee’s reputation or ability to represent the Company with investors, customers or the public;

f.	Any other material violation of any provision of this Agreement by the Employee not described above, subject to the same notice and opportunity to correct provisions as are set forth in (c) above.
          12. Termination By Employee: It is anticipated that during the Term, Employee will be actively seeking alternative employment. If Employee accepts a substantially comparable position, the Company’s obligations hereunder shall cease, except that for the remaining portion of the Term, the Company shall pay to employee the difference between his current salary with the Company, and his guaranteed compensation with his new employer. Employee authorizes the Company to obtain a copy of any employment agreement and to speak with any new employer to confirm the terms of such employment. Nothing herein should be read to relieve Employee of his obligations to maintain MannKind’s Confidential Information.
          13. Death or Disability: This Agreement and the Employee’s employment shall terminate automatically upon the death or Disability of the Employee. The term “Disability” as used herein shall mean the Employee’s inability to perform the Employee’s essential duties for a period or periods aggregating twelve (12) weeks in any three hundred sixty-five (365) day period as a result of physical or mental illness, injury or impairment, loss of legal capacity or any other cause, subject to the Company’s rights and obligations under applicable law. Employee will remain eligible for compensation under the Company’s long term disability plan while employed pursuant to this Agreement.
          14. Employment By A Successor Entity: Employee recognizes that the Company is actively seeking to capitalize on the work of the

Oncology Research Group, through a potential development, sale, capitalization, partnership or other business venture. If Employee is terminated as a result of such transaction, the Company will provide salary continuation and medical benefits continuation for a period totaling twenty four (24) months from the initial date of this Agreement. If Employee obtains employment as a result of such transaction, the Company’s obligations hereunder shall cease, except that for the remaining portion of the Term, the Company shall pay to employee the difference between his current salary with the Company, and his guaranteed compensation with such successor employer.
          15. Stock Options and Restricted Stock Units: Employee’s existing stock options and restricted stock units will continue to vest and will be governed in accordance with the terms of the MannKind Corporation 2004 Equity Incentive Plan. Employee shall be eligible to receive additional stock options or restricted stock units in the discretion of the Company.
          16. General Release: In connection with the consideration received pursuant to Employee’s execution of this Agreement, Employee agrees to execute a General Release, attached hereto as Exhibit A.
          17. Other Agreements Intact: Employee’s Arbitration Agreement, and Confidentiality Agreement remain in full force and effect and are not otherwise impacted by this Agreement.
          18. No Comment/Non-Disparagement: Employee acknowledges that the Company publicly announced Employee’s change in responsibilities on or about May 9, 2011.
          19. Withholding Taxes: Any payments provided for in this Agreement shall be paid net of any applicable withholding required under federal, state or local law.
          20. WARN Act: Notwithstanding the provisions of this Agreement, in the event Employee is entitled, by operation of any act or law, to benefits under the Work Adjustment and Retraining Act of 1988 (known as the “WARN Act”) or any state law of similar nature to the WARN Act in connection with the termination of his employment in addition to those required to be paid to him under this Agreement, then to the extent permitted by applicable law governing severance payments or notice of termination of employment, the Company shall be entitled to offset against the amount payable hereunder the amounts of any such mandated payments.
          21. Nondisclosure; Return Of Materials; Nonsolicitation:
a.	Nondisclosure. Except as required by his employment with the Company, the Employee will not, at any time during the term of employment with the Company, or at any time thereafter, directly,

indirectly or otherwise, use, communicate, disclose, disseminate, lecture upon or publish articles relating to any confidential, proprietary or trade secret information of the Company or any third party provided to the Company in confidence, without the prior written consent of the Company. The Employee understands that the Company will be relying on this covenant in continuing the Employee’s employment, paying him compensation, granting him any promotions or raises, or entrusting him with any information that helps the Company compete with others.

b.	Return of Materials. All documents, records, notebooks, notes, memoranda, drawings, computer files or other documents, in any form or media (whether paper, electronic or otherwise), made, compiled or received by the Employee at any time while employed by the Company, or otherwise in his possession, including any and all copies thereof, shall be the property of the Company and shall be held by the Employee in trust and solely for the benefit of the Company, and shall be delivered to the Company by the Employee upon termination of employment or at any other time upon request by the Company.

c.	Nonsolicitation. For a period of two (2) years from the Date of Termination, the Employee shall not, directly or indirectly, solicit any employees of the Company or its Affiliates to accept employment from any other person or entity. “Affiliate” is defined as any entity controlling, controlled by or under common control with the Company within the meaning of Rule 405 of the Securities and Exchange Commission under the Securities Act of 1933.
          22. Deferred Compensation:
Compensation and benefits payable under the Agreement, to the extent of payments made from the date of Employee’s termination through March 15th of the calendar year following such termination, are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations; to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations

made upon an involuntary termination from service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by said provision, with any excess amount being regarded as subject to the distribution requirements of Section 409A(a)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payment to Employee be delayed until 6 months after separation from service if Employee is a “specified employee” within the meaning of the aforesaid section of the Code at the time of such separation from service.
          23. Form Of Notice:
Every notice required by the terms of this Agreement shall be given in writing by serving the same upon the party to whom it was addressed personally or by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof:

If to the Employee:	Address on file with Human Resources

If to the Company:	MannKind Corporation Attn: President 28903 North Avenue Paine Valencia, CA 91355
or such other address as shall be provided in accordance with the terms hereof. If notice is mailed, such notice shall be effective upon mailing. Notices sent in any other manner specified above shall be effective upon receipt.
          24. Assignment
This Agreement is personal to the Employee and shall not be assignable by the Employee.
The Company shall assign to and require any successor (whether by purchase of assets, merger or consolidation) to all or substantially all the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the “Company” shall mean MannKind Corporation and any affiliated company or successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by contract, operation of law or otherwise; and as long as such successor assumes and agrees to perform this Agreement, the termination of the Employee’s employment by one such entity and the immediate hiring and continuation of the Employee’s employment by the succeeding entity shall not be deemed to constitute a termination or trigger any obligation under this Agreement. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.
          25. Waivers:
No delay or failure by any party hereto in exercising, protecting or enforcing any of its rights, titles, interests or remedies hereunder, and no course of dealing or performance with respect thereto, shall constitute a waiver thereof. The express waiver by a party hereto of any right, title, interest or remedy in a particular instance or circumstance shall not constitute a waiver thereof in any other instance or circumstance. All rights and remedies shall be cumulative and not exclusive of any other rights or remedies.
          26. Amendments In Writing:
No amendment, modification, waiver, termination or discharge of any provision of this Agreement, or consent to any departure therefrom by either party hereto, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by the President or Chief Executive Officer of the Company and the Employee, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by the Company and the Employee.
          27. Applicable Law:
This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the State of California without regard to any rules governing conflicts of laws.
          28. Arbitration:
Except in connection with interim enforcement of Paragraph 21 hereof, for which interim equitable remedies may be sought in a court of law, to ensure the timely and economical resolution of disputes that arise in connection with this Agreement, the Employee and the Company agree that any and all disputes, claims and causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement (collectively, “Claims”) shall be resolved to the fullest extent permitted by law by final and binding arbitration. The arbitration proceeding shall be conducted in accordance with the applicable employment rules of JAMS, The Resolution Experts (“JAMS”), then in effect, and conducted by one (1) arbitrator either mutually agreed upon or selected in accordance with the applicable JAMS rules. The arbitration shall be conducted in Los Angeles County, California, under the jurisdiction of the Los Angeles office of JAMS. All Claims, pleadings, discovery materials, evidence, proceedings, rulings, awards and other matters regarding the arbitration shall be kept confidential by the parties to the extent permitted by law. Prior to filing any Claims with JAMS, and not later than the date(s) such Claims may be asserted under applicable statutes of limitations, the claimant shall give notice to the other party of the facts and circumstances of such Claims in sufficient detail to apprise the other party of the substance and basis of the Claims, and meet and confer in good faith with the other party to resolve the Claims for a period not to exceed thirty (30) days from the notice date, unless a shorter or longer period is agreed in writing between the parties. By agreeing to this arbitration procedure, both the Employee and the Company waive their rights to resolve any Claims through a trial by jury or judge or administrative proceeding.
The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the Claims and to award such relief as would otherwise be permitted by law; (b) have the authority to interpret and apply the provisions of this Agreement; and (c) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award. The arbitrator shall be authorized to award any or all remedies that the Employee or the Company would be entitled to seek in a court of law. The arbitrator shall have no authority to add to, subtract from or otherwise modify the terms of this Agreement.
The arbitrator’s decision shall be final and binding, and each party agrees to be bound by the arbitrator’s award, subject only to an appeal therefrom in accordance with the laws of the State of California. Either party may obtain judgment upon the arbitrator’s award in the Superior Court of Los Angeles County, California. Nothing in this Agreement is intended to prevent either the Employee or the Company from obtaining temporary or preliminary injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.
The Company shall pay all arbitration fees in excess of the amount of court fees that the Employee would be required to pay if the Claims were filed and adjudicated in a court of law.
          29. Severability:
If any provision of this Agreement other than the attached Release Agreement shall be held invalid, illegal or unenforceable in any jurisdiction, for any reason, including, without limitation, the duration of such provision, its geographical scope or the extent of the activities prohibited or required by it, then, to the full extent permitted by law: (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intent of the parties hereto as nearly as may be possible, (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision hereof, and (c) any court or arbitrator having jurisdiction thereover shall have the power to reform such provision to the extent necessary for such provision to be enforceable under applicable law.
          30. Entire Agreement:
Except as set forth in the attached Release Agreement, which is a condition hereof, this Agreement constitutes the entire agreement between the Company and the Employee with respect to the subject matter hereof, and all prior or contemporaneous oral or written communications, understandings, or agreements between the Company and the Employee with respect to such subject matter are hereby superseded and nullified in their entireties, except that any and all agreements relating to proprietary information and inventions between the Employee and the Company shall continue in full force and effect.
          31. Counterparts:
This Agreement may be executed in counterparts, and transmitted by facsimile or electronic mail, each of which counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the parties have executed and entered into this Agreement on June 27, 2011.

MANNKIND CORPORATION	EMPLOYEE

By: /s/ Hakan Edstrom	/s/ Peter Richardson

Name: Hakan Edstrom Title: President and COO	Peter Richardson

Exhibit A
GENERAL RELEASE Part I
1.	In consideration of the compensation and benefits the Company will provide to Employee as provided in the Employee Agreement between the Employee and the Company dated June __, 2011 (the “Agreement”), Employee does forever release and discharge the Company and all its parent, subsidiary and affiliated entities and all their past, present and future directors, officers, agents, employees, and representatives, successors and assigns from all claims, causes of action, damages, liabilities, and demands of whatever kind and character up to the date he signs below (“Disputes”), including, but not limited to, arising out of or in any way related to any of the circumstances of Employee’s employment or termination of employment with the Company.

2.	This general release includes, but is not limited to: (a) all claims arising out of or in any way related to Employee’s employment with the Company or the termination of that employment; (b) all claims related to Employee’s compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other equity interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act (as amended) (the “ADEA”), the California Labor Code, and the California Fair Employment and Housing Act (as amended). Employee represents that he has no lawsuits, claims or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this paragraph.

The parties intend that the Disputes released herein be construed as broadly as possible.

3.	This Release extends to all disputes by Employee against the Company whether known or unknown, suspected or unsuspected, past or present, and whether or not they arise out of or are attributable to the circumstances of Employee’s employment or termination of employment with the Company. Specifically, Employee hereby expressly waives any and all rights under Section 1542 of the California Civil Code, which reads in full as follows:
Section 1542. General Release. A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

4.	Employee further understands and agrees that neither the payment nor the execution of this Release, or any part of it, shall constitute or be construed as an admission of any alleged liability or wrongdoing whatsoever by the Company. The Company expressly denies it has committed any alleged liability or wrongdoing.

5.	Employee agrees not to seek reemployment with the Company or any of its affiliates, successors or assigns following the Term.

6.	This Release shall be governed by the substantive law of the State of California. In the event of any dispute concerning the interpretation, breach or enforcement of this Release, such dispute(s) shall be resolved pursuant to the Arbitration provisions of Paragraph 27 of the Agreement.

7.	If any provision of this Release is determined to be invalid or unenforceable, all of the other provisions shall remain valid and enforceable notwithstanding, unless the provision found to be unenforceable is of such material effect that this Release cannot be performed in accordance with the intent of the parties in the absence thereof.

8.	No promise or agreement other than that expressed herein has been made. This Agreement constitutes a single integrated contract expressing the entire agreement of the parties hereto. There are no other agreements, written or oral, express or implied, between the parties concerning the subject matter hereof, except the provisions set forth in this Release. This Agreement supersedes all previous agreements and understandings regarding the subject matters hereof, whether written or oral, except as expressly provided herein. This Release can be amended, modified or terminated only by a writing executed by both Employee and the President of the Company.

9.	In compliance with the ADEA, Employee acknowledges that he has been given twenty-one (21) days to review this Release before signing it. Employee also understands his waiver and release do not apply to any rights or claims that arise after the date he signs this Release, that he may revoke this Release within seven (7) days after he signs it, and that it is not enforceable or effective until the seven (7) day revocation period has expired. Employee understands that the benefits to which he is receiving are in addition to benefits to which he is otherwise entitled. Additionally, Employee has been advised in this writing to consult with an attorney before executing this Release.

10.	THE EMPLOYEE STATES THAT HE IS IN GOOD HEALTH AND FULLY COMPETENT TO MANAGE HIS BUSINESS AFFAIRS, THAT HE HAS CAREFULLY READ THIS GENERAL RELEASE AND SETTLEMENT AGREEMENT, THAT HE FULLY UNDERSTANDS ITS FINAL AND BINDING EFFECT, THAT THE ONLY PROMISES MADE TO HIM TO SIGN THIS RELEASE ARE THOSE STATED AND CONTAINED IN THIS RELEASE,

AND THAT HE IS SIGNING THIS AGREEMENT KNOWINGLY AND VOLUNTARILY.
AGREED AND ACCEPTED this 27th day of June, 2011.

MANNKIND CORPORATION		EMPLOYEE

By:
	Name: Hakan Edstrom Title: President and COO	Peter Richardson

Exhibit B
GENERAL RELEASE Part II
1.	In consideration of the ongoing severance benefits the Company will provide to Employee as provided in the Employee Agreement between the Employee and the Company dated June __, 2011 (the “Agreement”), Employee does forever release and discharge the Company and all its parent, subsidiary and affiliated entities and all their past, present and future directors, officers, agents, employees, and representatives, successors and assigns from all claims, causes of action, damages, liabilities, and demands of whatever kind and character up to the date he signs below (“Disputes”), including, but not limited to, arising out of or in any way related to any of the circumstances of Employee’s employment or termination of employment with the Company.

2.	This general release includes, but is not limited to: (a) all claims arising out of or in any way related to Employee’s employment with the Company or the termination of that employment; (b) all claims related to Employee’s compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other equity interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act (as amended) (the “ADEA”), the California Labor Code, and the California Fair Employment and Housing Act (as amended). Employee represents that he has no lawsuits, claims or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity subject to the release granted in this paragraph.

The parties intend that the Disputes released herein be construed as broadly as possible.

3.	This Release extends to all disputes by Employee against the Company whether known or unknown, suspected or unsuspected, past or present, and whether or not they arise out of or are attributable to the circumstances of Employee’s employment or termination of employment with the Company. Specifically, Employee hereby expressly waives any and all rights under Section 1542 of the California Civil Code, which reads in full as follows:
Section 1542. General Release. A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

4.	Employee further understands and agrees that neither the payment nor the execution of this Release, or any part of it, shall constitute or be construed as an admission of any alleged liability or wrongdoing whatsoever by the Company. The Company expressly denies it has committed any alleged liability or wrongdoing.

5.	Employee agrees not to seek reemployment with the Company or any of its affiliates, successors or assigns following the Term.

6.	This Release shall be governed by the substantive law of the State of California. In the event of any dispute concerning the interpretation, breach or enforcement of this Release, such dispute(s) shall be resolved pursuant to the provisions of Paragraph 27 of the Agreement.

7.	If any provision of this Release is determined to be invalid or unenforceable, all of the other provisions shall remain valid and enforceable notwithstanding, unless the provision found to be unenforceable is of such material effect that this Release cannot be performed in accordance with the intent of the parties in the absence thereof.

8.	No promise or agreement other than that expressed herein has been made. This Agreement constitutes a single integrated contract expressing the entire agreement of the parties hereto. There are no other agreements, written or oral, express or implied, between the parties concerning the subject matter hereof, except the provisions set forth in this Release. This Agreement supersedes all previous agreements and understandings regarding the subject matters hereof, whether written or oral, except as expressly provided herein. This Release can be amended, modified or terminated only by a writing executed by both Employee and the President of the Company.

9.	In compliance with the ADEA, Employee acknowledges that he has been given twenty-one (21) days to review this Release before signing it. Employee also understands his waiver and release do not apply to any rights or claims that arise after the date he signs this Release, that he may revoke this Release within seven (7) days after he signs it, and that it is not enforceable or effective until the seven (7) day revocation period has expired. Employee understands that the benefits to which he is receiving are in addition to benefits to which he is otherwise entitled. Additionally, Employee has been advised in this writing to consult with an attorney before executing this Release.

10.	THE EMPLOYEE STATES THAT HE IS IN GOOD HEALTH AND FULLY COMPETENT TO MANAGE HIS BUSINESS AFFAIRS, THAT HE HAS CAREFULLY READ THIS GENERAL RELEASE AND SETTLEMENT AGREEMENT, THAT HE FULLY UNDERSTANDS ITS FINAL AND BINDING EFFECT, THAT THE ONLY PROMISES MADE TO HIM TO SIGN THIS RELEASE ARE THOSE STATED AND CONTAINED IN THIS RELEASE,

AND THAT HE IS SIGNING THIS AGREEMENT KNOWINGLY AND VOLUNTARILY.
AGREED AND ACCEPTED this _______ day of __________, _______:

MANNKIND CORPORATION		EMPLOYEE

By:
	Name:	Peter Richardson
Title: